UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2015

CANNAVEST CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-173215 (Commission File Number)	80-0944970 (I.R.S. Employer Identification No.)

2688 South Rainbow Boulevard, Suite B

Las Vegas, Nevada 89146

(Address of principal executive offices, Zip Code)

(866) 290-2157
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Entry into Settlement Agreement

On July 14, 2015 (the “Closing Date”), and upon approval of the Board of Directors of CannaVEST Corp. (the “Company”), the Company entered into a Settlement Agreement with Medical Marijuana, Inc., HempMeds PX, LLC, Kannaway, LLC, General Hemp, LLC, HDDC Holdings, LLC, Rabbit Hole Technologies, LLC, Hemp Deposit and Distribution Corporation and MJNA Holdings, LLC (collectively, the “MJNA Parties”), pursuant to which the Company settled all outstanding litigation between the Company and the MJNA Parties. Pursuant to the terms of the Settlement Agreement, the MJNA Parties have agreed, jointly and severally, to pay to the Company the sum of $750,000, payable by delivery of $150,000 in cash within five (5) business days after the escrow agent confirms receipt of all closing deliverables under the Settlement Agreement and $600,000 by delivery of a Secured Promissory Note, bearing interest at 6% per annum, payable in six (6) equal monthly installments of $101,757.27 commencing on August 15, 2015. The Note is secured by the pledge of shares of the Company’s stock held by PhytoSPHERE Systems, LLC, as a third party beneficiary of the Settlement Agreement. Such pledge is evidenced by that certain First Amendment to the Amended and Restated Stock Pledge Agreement attached to the Settlement Agreement and incorporated therein by reference as Exhibit E.

Pursuant to the terms of the Settlement Agreement, Hemp Deposit and Distribution Corporation (“HDDC”) and the Company entered into an Assignment of Domain Name Rights whereby HDDC transferred and assigned certain domain names associated with the Company’s business to the Company. Also, the Company and Medical Marijuana, Inc. (“MJNA”) entered into a Trademark Assignment, whereby the Company transferred and assigned to MJNA all of its right, title and interest in and to the trademarks Real Scientific, Real Scientific Hemp Oil Nutritional Supplement & Design, RSHO, Cannabis Beauty, Cannabis Beauty Defined and Cannabis Beauty Defined & Design, including all goodwill associated therewith.

The foregoing summary of the Settlement Agreement is qualified in its entirety by reference to the complete text of the Settlement Agreement and Exhibits thereto, which is filed as Exhibit 10.1 to this Current Report.

Entry into Standstill Agreement

On July 17, 2015, the Company entered into a Standstill Agreement with Medical Marijuana, Inc., Hemp Deposit and Distribution Corporation, HDDC Holdings, LLC, Michael Llamas, James J. Mahoney (“Mahoney”), Stuart Titus and Cross & Company (“Cross & Company”) (collectively, the “Standstill Parties”), pursuant to which, among other things, the Standstill Parties agreed to certain standstill, voting and other obligations and commitments with respect to their ownership of an aggregate of 7,575,836 shares of the Company’s common stock (the “Stock”). The Standstill Agreement arises out of the assignment and transfer by Roen Ventures, LLC (“Roen Ventures”) of the Stock to Mahoney and Cross & Company on July 17, 2015 in satisfaction of certain defaulted debt obligations of Roen Ventures. Roen Ventures is owned by Mercia Holdings, LLC and Mai Dun Limited, LLC, entities that are wholly-owned and controlled by Bart P. Mackay, one of the Company’s directors.

Under the terms of the Standstill Agreement, the Standstill Parties agreed that, until the earlier of (i) six (6) years and one (1) day after the Company’s 2014 Annual Meeting of Stockholders, (ii) the time the ownership of the Standstill Parties on an aggregate basis decreases below 5.00% of the outstanding shares of the Company, or (iii) the time the Company were to file for bankruptcy protection or were to commence other insolvency proceedings (the “Term”), none of the Standstill Parties nor any of its affiliates and associates (as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended [the “Exchange Act”]) will, among other things and subject to certain exceptions: (a) participate in any solicitation of proxies with respect to the voting of the Company’s securities; (b) form or join a voting “group” within the meaning of Section 13(d)(3) of the Exchange Act; (c) seek the removal of any member of the Board of Directors of the Company; and (d) propose a director or slate of directors in opposition to a nominee or slate of nominees proposed by management or the Board of Directors of the Company. In addition, during the Term, each of the Standstill Parties agreed to vote all shares of the Stock owned by them (i) in favor of the nominees for election or reelection as a director of the Company selected by the Board of Directors and otherwise support such director candidates, and (ii) in accordance with the recommendation of the Company’s Board of Directors with respect to any other proposal submitted by any stockholder of the Company. Notwithstanding the foregoing, the Standstill Parties reserve the right to vote the Stock either for or against any recommendation of the Board of Directors relating to (A) the sale or other conveyance of all or substantially all of the Company’s assets, (B) the acquisition of the Company, and (C) any “go-private” transaction or similar arrangement that would cause the de-listing of the Company’s stock.

The foregoing summary of the Standstill Agreement is qualified in its entirety by reference to the complete text of the Standstill Agreement, which is filed as Exhibit 10.2 to this Current Report.

Item 2.01     Completion of Acquisition or Disposition of Assets

The information provided above in “Item 1.01 – Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits

10.1	Settlement Agreement, dated July 14, 2015.
10.2	Standstill Agreement, dated July 17, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2015

CANNAVEST CORP.

By: /s/ Michael Mona, Jr.

Michael Mona, Jr.

President and CEO

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